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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   22  )*
                                         ------

                             ARDEN GROUP, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     Class A Common Stock - $0.25 par
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                03976210-9
                     ----------------------------------
                              (CUSIP Number)



   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

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CUSIP No. 03976210-9               13G            Page 2 of 5 Pages
          ---------                               ------------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     THE STOCK BONUS PLAN OF ARDEN GROUP, INC.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       239,336
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    239,336
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     239,336
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     11.46%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     EP
-------------------------------------------------------------------------------

    *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 pages

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CUSIP No. 03976210-9               13G            Page 3 of 5 Pages
          ---------                               ------------------
ITEM 1.

    (a)   Name of Issuer
          Arden Group, Inc.

    (b)   Address of Issuer's Principal Executive Offices
          Post Office Box 512256
          Los Angeles, CA 90220



ITEM 2.

    (a)   Name of Person Filing
          The Stock Bonus Plan of Arden Group, Inc.

    (b) Address of Principal Business Office or, if none, Residence c/o City National Bank
          400 North Roxbury Drive
          Beverly Hills, CA 90210

    (c)   Citizenship
          U.S. - a domestic employee benefit plan

    (d)   Title of Class of Securities
          Class A Common Stock - $.25 par

    (e)   CUSIP Number
          03976210-9


ITEM 3.  Person filing is a:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) /X/ An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

                              Page 3 of 5 pages

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CUSIP No. 03976210-9               13G            Page 4 of 5 Pages
          ---------                               ------------------
ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        239,336


    (b) Percent of class:
        11.46%


    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              239,336

         (ii) Shared power to vote or to direct the vote
              -0-

        (iii) Sole power to dispose or to direct the disposition of
              239,336

         (iv) Shared power to dispose or to direct the disposition of -0-



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    All securities subject to this report are held by City National Bank as Trustee of the reporting person which is the employee benefit plan. No other entity can control the receipt of dividends or proceeds of these securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    Not Applicable.

ITEM 10. CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 Page 4 of 5 pages


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CUSIP No. 03976210-9               13G            Page 5 of 5 Pages
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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2001              Stock Bonus Plan of Arden Group, Inc.
                                     By: City National Bank, Trustee



                                     By: /s/ Richard Weiss
                                       ----------------------------------------
                                        Richard Weiss
                                        Senior Vice President




                                 Page 5 of 5 pages